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                                                   -----------------------------
                                                             RECEIVED
                                                            AUG 3 - 1998
                                                   Utah Div. Of Corp. Comm. Code
                                                   -----------------------------

                              ARTICLES OF AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION
                                       of
                          FOUR RIVERS DEVELOPMENT, INC.

ARTICLE I. In accordance with sections 16-10a-1003 and 16-l0a-l006 of the Utah Revised Business Corporation Act, Four Rivers Development, Inc. ("Corporation"), does hereby adopt the following amendments (the "Amendments"), to its Articles of Incorporation:

(a)   The articles of incorporation are hereby amended by deleting all of
      Article I and inserting the following in lieu thereof:

                                 ARTICLE I: NAME

      The name of this Corporation is Q Comm International, Inc.

(b) The articles of incorporation are hereby amended by adding to Article XIII the following new paragraph:

            Directors of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action, or any failure to take action, as a director, except for liability for: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of section 16-10a-842 of the Utah Revised Business Corporation Act, and any amended or successor provision thereto; or, (iv) an intentional violation of criminal law

ARTICLE II. The foregoing Amendments were adopted by the board of directors and shareholders of the Corporation. The Amendment was adopted by written consent of the board of directors dated July 1, 1998. The only class of stock of the Corporation outstanding and entitled to vote on the Amendment is the common stock, par value $0.001. There are 50,000,000 shares of common stock authorized, of which 10,987,722 shares are issued and outstanding. The total number of votes cast in favor of the Amendments by holders of common stock is 5,600,000, which is sufficient to approve the Amendments.

      IN WITNESS WHEREOF, these Articles of Amendment are executed for and on behalf of the Corporation as its act and deed by the undersigned officer hereunto duly authorized, who certifies that the facts herein stated are true this 3rd day of August, 1998.


                                          Four Rivers Development, Inc.


                                          By /s/ Edward Dallin Bagley
                                             -----------------------------------
                                          Edward Dallin Bagley, President